Schedule 13D

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                              CLICK COMMERCE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 COMMON STOCK WITH PAR VALUE OF $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   18681D-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  DEVEN PAREKH
                       INSIGHT VENTURE ASSOCIATES III, LLC
                                680 FIFTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 230-9200
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                FEBRUARY 19, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

        NOTE:  Schedules  filed in paper format shall include a signed  original
        and  five  copies  of  the  schedule,   including   all  exhibits.   See
        ss.240.13d-7 for other parties to whom copies are to be sent.

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

            1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                Insight Venture Associates III, LLC.............................

--------------------------------------------------------------------------------

            2.  Check the Appropriate Box if a Member of a Group (See
                Instructions)
                (a) ............................................................
                (b) X...........................................................

--------------------------------------------------------------------------------

            3.  SEC Use Only....................................................

--------------------------------------------------------------------------------

            4.  Source of Funds (See Instructions) WC...........................

--------------------------------------------------------------------------------

            5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

            6. Citizenship or Place of Organization: Insight Venture Associates III, LLC is organized under the laws of the State of Delaware..

--------------------------------------------------------------------------------

                7.   Sole Voting Power  0.......................................
Number of
Shares          ----------------------------------------------------------------
Beneficially
Owned by        8.   Shared Voting Power   894,945..............................
Each
Reporting       ----------------------------------------------------------------
Person With
                9.   Sole Dispositive Power 0...................................

                ----------------------------------------------------------------

                10.  Shared Dispositive Power   894,945.........................

--------------------------------------------------------------------------------

            11. Aggregate Amount Beneficially Owned by Each Reporting Person
                894,945.........................................................

--------------------------------------------------------------------------------

            12. Check if the Aggregate Amount in Row (11) Excludes Certain
                Shares (See Instructions) ......................................

--------------------------------------------------------------------------------

            13. Percent of Class Represented by Amount in Row (11)  10.7%.......

--------------------------------------------------------------------------------

            14. Type of Reporting Person (See Instructions)

                OO..............................................................


                ................................................................


                ................................................................

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

            1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                Insight Capital Partners III, L.P...............................

--------------------------------------------------------------------------------

            2.  Check the Appropriate Box if a Member of a Group (See
                Instructions)
                (a) ............................................................
                (b) X...........................................................

--------------------------------------------------------------------------------

            3.  SEC Use Only....................................................

--------------------------------------------------------------------------------

            4.  Source of Funds (See Instructions)  WC..........................

--------------------------------------------------------------------------------

            5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

            6. Citizenship or Place of Organization: Insight Capital Partners III, L.P. is organized under the laws of the State of Delaware..

--------------------------------------------------------------------------------

                7.   Sole Voting Power  628,919.................................
Number of
Shares          ----------------------------------------------------------------
Beneficially
Owned by        8.   Shared Voting Power   0....................................
Each
Reporting       ----------------------------------------------------------------
Person With
                9.   Sole Dispositive Power 628,919.............................

                ----------------------------------------------------------------

                10.  Shared Dispositive Power 0.................................

--------------------------------------------------------------------------------

            11. Aggregate Amount Beneficially Owned by Each Reporting Person
                628,919.........................................................

--------------------------------------------------------------------------------

            12. Check if the Aggregate Amount in Row (11) Excludes Certain
                Shares (See Instructions)

--------------------------------------------------------------------------------

            13. Percent of Class Represented by Amount in Row (11)  7.5%........

--------------------------------------------------------------------------------

            14. Type of Reporting Person (See Instructions)

                PN..............................................................

                ................................................................

                ................................................................

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

            1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
                Insight Capital Partners III-Co-Investors, L.P..................

--------------------------------------------------------------------------------

            2.  Check the Appropriate Box if a Member of a Group (See
                Instructions)
                (a) ............................................................
                (b) X...........................................................

--------------------------------------------------------------------------------

            3.  SEC Use Only....................................................

--------------------------------------------------------------------------------

            4.  Source of Funds (See Instructions)  WC..........................

--------------------------------------------------------------------------------

            5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to
                Items 2(d) or 2(e) .............................................

--------------------------------------------------------------------------------

            6. Citizenship or Place of Organization: Insight Capital Partners III- Co-Investors, L.P. is organized under the laws of the State of Delaware.....................................................

--------------------------------------------------------------------------------

                7.   Sole Voting Power  110,235.................................
Number of
Shares          ----------------------------------------------------------------
Beneficially
Owned by        8.   Shared Voting Power   0....................................
Each
Reporting       ----------------------------------------------------------------
Person With
                9.   Sole Dispositive Power 110,235.............................

--------------------------------------------------------------------------------

                10.  Shared Dispositive Power 0.................................

--------------------------------------------------------------------------------

            11. Aggregate Amount Beneficially Owned by Each Reporting Person
                110,235.........................................................

--------------------------------------------------------------------------------

            12. Check if the Aggregate Amount in Row (11) Excludes  Certain
                Shares (See Instructions) ......................................

--------------------------------------------------------------------------------

            13. Percent of Class Represented by Amount in Row (11)  1.3%........

--------------------------------------------------------------------------------

            14. Type of Reporting Person (See Instructions)

                PN..............................................................


                ................................................................


                ................................................................

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

            1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
                Insight Capital Partners (Cayman) III, L.P......................

--------------------------------------------------------------------------------

            2.  Check the Appropriate Box if a Member of a Group (See
                Instructions)
                (a) ............................................................
                (b) X...........................................................

--------------------------------------------------------------------------------

            3.  SEC Use Only....................................................

--------------------------------------------------------------------------------

            4.  Source of Funds (See Instructions)  WC..........................

--------------------------------------------------------------------------------

            5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to
                Items 2(d) or 2(e) .............................................

--------------------------------------------------------------------------------

            6. Citizenship or Place of Organization: Insight Capital Partners (Cayman) III, L.P. is organized under the laws of the Cayman
                Islands.........................................................

--------------------------------------------------------------------------------

                7.   Sole Voting Power  155,791.................................
Number of
Shares          ----------------------------------------------------------------
Beneficially
Owned by        8.   Shared Voting Power   0....................................
Each
Reporting       ----------------------------------------------------------------
Person With
                9.   Sole Dispositive Power 155,791.............................

                ----------------------------------------------------------------

                10.  Shared Dispositive Power 0.................................

--------------------------------------------------------------------------------

            11. Aggregate Amount Beneficially Owned by Each Reporting Person
                155,791.........................................................

--------------------------------------------------------------------------------

            12. Check if the Aggregate Amount in Row (11) Excludes Certain
                Shares (See Instructions).......................................

--------------------------------------------------------------------------------

            13. Percent of Class Represented by Amount in Row (11)  1.9%........

--------------------------------------------------------------------------------

            14. Type of Reporting Person (See Instructions)

                PN..............................................................


                ................................................................


                ................................................................

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

            1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
                Jeffrey Horing..................................................

--------------------------------------------------------------------------------

            2.  Check the Appropriate Box if a Member of a Group (See
                Instructions)
                (a) ............................................................
                (b) X...........................................................

--------------------------------------------------------------------------------

            3.  SEC Use Only....................................................

--------------------------------------------------------------------------------

            4.  Source of Funds (See Instructions)  PF..........................

--------------------------------------------------------------------------------

            5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

            6.  Citizenship or Place of Organization:   USA.....................

--------------------------------------------------------------------------------

                7.   Sole Voting Power  15,805..................................
Number of
Shares          ----------------------------------------------------------------
Beneficially
Owned by        8.   Shared Voting Power 894,945................................
Each
Reporting       ----------------------------------------------------------------
Person With
                9.   Sole Dispositive Power 15,805..............................

                ----------------------------------------------------------------

                10.  Shared Dispositive Power 894,945...........................

--------------------------------------------------------------------------------

            11. Aggregate Amount Beneficially Owned by Each Reporting Person
                910,750.........................................................

--------------------------------------------------------------------------------

            12. Check if the Aggregate Amount in Row (11) Excludes Certain
                Shares (See Instructions)

--------------------------------------------------------------------------------

            13. Percent of Class Represented by Amount in Row (11)  10.9%.......

--------------------------------------------------------------------------------

            14. Type of Reporting Person (See Instructions)

                IN..............................................................


                ................................................................


                ................................................................

CUSIP No. ....... 18681D-10-9...........................

--------------------------------------------------------------------------------

            1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
                Jerry Murdock...................................................

--------------------------------------------------------------------------------

            2.  Check the Appropriate Box if a Member of a Group (See
                Instructions)
                (a) ............................................................
                (b) X...........................................................

--------------------------------------------------------------------------------

            3.  SEC Use Only....................................................

--------------------------------------------------------------------------------

            4.  Source of Funds (See Instructions)  PF..........................

--------------------------------------------------------------------------------

            5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

            6.  Citizenship or Place of Organization:   USA.....................

--------------------------------------------------------------------------------

                7.   Sole Voting Power  52,693..................................
Number of
Shares          ----------------------------------------------------------------
Beneficially
Owned by        8.   Shared Voting Power 894,945................................
Each
Reporting       ----------------------------------------------------------------
Person With
                9.   Sole Dispositive Power 52,693..............................

                ----------------------------------------------------------------

                10.  Shared Dispositive Power 894,945...........................

--------------------------------------------------------------------------------

            11. Aggregate Amount Beneficially Owned by Each Reporting Person
                963,443.........................................................

--------------------------------------------------------------------------------

            12. Check if the Aggregate Amount in Row (11) Excludes Certain
                Shares (See Instructions)

--------------------------------------------------------------------------------

            13. Percent of Class Represented by Amount in Row (11)  11.4%.......

--------------------------------------------------------------------------------

            14. Type of Reporting Person (See Instructions)

                IN..............................................................


                ................................................................


                ................................................................

         PRELIMINARY NOTE:
         -----------------

         This Amendment No. 5 to Schedule 13D is being filed to report the disposition of beneficial ownership of 152,000 shares of common stock (the "Common Stock"), of Click Commerce, Inc., a Delaware corporation (the "Issuer"), by Insight Capital Partners III, L.P, Insight Capital Partners III-Co-Investors, L.P. and Insight Capital Partners III (Cayman), L.P. (collectively, the "Insight Funds"). This Amendment No. 5 supplements and amends the Amendment No. 4 to
Schedule 13D originally filed with the Securities and Exchange Commission (the "Commission") relating to the Common Stock on February 5, 2004, the Amendment No. 3 to Schedule 13D originally filed with the Commission relating to the Common Stock on December 23, 2003, Amendment No. 2 to Schedule 13D originally filed with the relating to the Common Stock on May 6, 2003, the Amendment No. 1 to Schedule 13D originally filed with the Commission on April 15, 2003 (the "Amendment No. 1") and the Schedule 13D originally filed with the Commission relating to the Common Stock on March 6, 2003 (the "Original Filing"). Only those items that are hereby reported are amended. All other items remain unchanged. All capitalized terms shall have the meanings assigned to them in the Original Filing or the Amendment No. 1, unless otherwise indicated herein.

Item 5. Interest In Securities of the Issuer

         Item 5 has been amended and restated to read as follows:

         Based on 8,336,643 shares of Common Stock as reported in the Issuer's Form 10-Q for the quarterly period ended September 30, 2003:

     (a)

         (i)      Amount beneficially owned

                  -------------------------------------------------------------------- -------------------
                  Insight Venture Associates III, LLC                                             894,945
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III, L.P.                                              628,919
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III Co-Investors, L.P.                                 110,235
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners (Cayman) III, L.P.                                     155,791
                  -------------------------------------------------------------------- -------------------
                  Jeffrey Horing                                                                  910,750
                  -------------------------------------------------------------------- -------------------
                  Jerry Murdock                                                                   947,638
                  -------------------------------------------------------------------- -------------------

                  -------------------------------------------------------------------- -------------------
                  Aggregate as of February 23, 2004                                               963,443
                                                                                                  -------
                  -------------------------------------------------------------------- -------------------

         (ii)     Percent of Class

                  -------------------------------------------------------------------- -------------------
                  Insight Venture Associates III, LLC                                               10.7%
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III, L.P.                                                 7.5%
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III Co-Investors, L.P.                                    1.3%
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners (Cayman) III, L.P.                                        1.9%
                  -------------------------------------------------------------------- -------------------
                  Jeffrey Horing                                                                    10.9%
                  -------------------------------------------------------------------- -------------------
                  Jerry Murdock                                                                     11.4%
                  -------------------------------------------------------------------- -------------------

                  -------------------------------------------------------------------- -------------------
                  Aggregate as of February 23, 2004                                                 11.6%
                                                                                                    -----
                  -------------------------------------------------------------------- -------------------


     (b) Number of Shares as to which the person has:

         (i) Sole power to vote or to direct the vote

                  -------------------------------------------------------------------- -------------------
                  Insight Venture Associates III, LLC                                                   0
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III, L.P.                                              628,919
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III Co-Investors, L.P.                                 110,235
                  -------------------------------------------------------------------- -------------------

                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners (Cayman) III, L.P.                                     155,791
                  -------------------------------------------------------------------- -------------------
                  Jeffrey Horing                                                                   15,805
                  -------------------------------------------------------------------- -------------------
                  Jerry Murdock                                                                    52,693
                  -------------------------------------------------------------------- -------------------

                  -------------------------------------------------------------------- -------------------
                  Aggregate as of February 23, 2004                                               963,443
                                                                                                  -------
                  -------------------------------------------------------------------- -------------------

         (ii) Shared power to vote or direct the vote

                  -------------------------------------------------------------------- -------------------
                  Insight Venture Associates III, LLC                                             894,945
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III, L.P.                                                    0
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III Co-Investors, L.P.                                       0
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners (Cayman) III, L.P.                                           0
                  -------------------------------------------------------------------- -------------------
                  Jeffrey Horing                                                                  894,945
                  -------------------------------------------------------------------- -------------------
                  Jerry Murdock                                                                   894,945
                  -------------------------------------------------------------------- -------------------

                  -------------------------------------------------------------------- -------------------
                  Aggregate as of February 23, 2004                                               894,945
                                                                                                  -------
                  -------------------------------------------------------------------- -------------------

         (iii) Sole power to dispose or direct the disposition of

                  -------------------------------------------------------------------- -------------------
                  Insight Venture Associates III, LLC                                                   0
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III, L.P.                                              628,919
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III Co-Investors, L.P.                                 110,235
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners (Cayman) III, L.P.                                     155,791
                  -------------------------------------------------------------------- -------------------
                  Jeffrey Horing                                                                   15,805
                  -------------------------------------------------------------------- -------------------
                  Jerry Murdock                                                                    52,693
                  -------------------------------------------------------------------- -------------------

                  -------------------------------------------------------------------- -------------------
                  Aggregate as of February 23, 2004                                               963,443
                                                                                                  -------
                  -------------------------------------------------------------------- -------------------


         (iv) Shared power to dispose or direct the disposition of

                  -------------------------------------------------------------------- -------------------
                  Insight Venture Associates III, LLC                                             894,945
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III, L.P.                                                    0
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners III Co-Investors, L.P.                                       0
                  -------------------------------------------------------------------- -------------------
                  Insight Capital Partners (Cayman) III, L.P.                                           0
                  -------------------------------------------------------------------- -------------------
                  Jeffrey Horing                                                                  894,945
                  -------------------------------------------------------------------- -------------------
                  Jerry Murdock                                                                   894,945
                  -------------------------------------------------------------------- -------------------

                  -------------------------------------------------------------------- -------------------
                  Aggregate as of February 23, 2004                                               894,945
                                                                                                  -------
                  -------------------------------------------------------------------- -------------------


     (c) The following is a list of transactions in the Common Stock that were effected during the past 60 days or since the most recent filing of Schedule 13D, whichever is less, by the persons named in response to Item 5(a), above:
N/A

-------------- ---------------------------- ----------------------------------- ------------- -------------------
                                                   Type of Transaction                         Price Per SHARE
NAME                TRANSACTION DATE                 (PURCHASE/SALE)               SHARES
-------------- ---------------------------- ----------------------------------- ------------- -------------------
-------------- ---------------------------- ----------------------------------- ------------- -------------------

-------------- ---------------------------- ----------------------------------- ------------- -------------------

-------------- ---------------------------- ----------------------------------- ------------- -------------------

     (d) To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Issuer.

     (e) It is inapplicable for the purposes herein to state the date on which a Reporting Person ceased to be the owner of more than five percent (5%) of the shares of the Common Stock.

Item 7. Material to Be Filed as Exhibits

         Item 7 is hereby amended by adding the following exhibit:

         Exhibit 99.1:   Joint Filing Agreement Confirmation.

Schedule 13D                                                       Page 11 of 11


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INSIGHT VENTURE ASSOCIATES III, LLC

February  23, 2004
--------------------------------------------------------------------------------
Date

/s/ Deven Parekh
--------------------------------------------------------------------------------
Signature

Deven Parekh/Managing Member
--------------------------------------------------------------------------------
Name/Title

INSIGHT CAPITAL PARTNERS III, L.P.

February  23, 2004
--------------------------------------------------------------------------------
Date

/s/ Deven Parekh
--------------------------------------------------------------------------------
Signature

Deven Parekh/Managing Member
--------------------------------------------------------------------------------
Name/Title

INSIGHT CAPITAL PARTNERS III CO-INVESTORS, L.P.

February 23, 2004
--------------------------------------------------------------------------------
Date

/s/ Deven Parekh
--------------------------------------------------------------------------------
Signature

Deven Parekh/Managing Member
--------------------------------------------------------------------------------
Name/Title

INSIGHT CAPITAL PARTNERS (CAYMAN) III, L.P.

February  23, 2004
--------------------------------------------------------------------------------
Date

/s/ Deven Parekh
--------------------------------------------------------------------------------
Signature

Deven Parekh/Managing Member
--------------------------------------------------------------------------------
Name/Title

JEFFREY HORING

February  23, 2004
--------------------------------------------------------------------------------
Date

*
--------------------------------------------------------------------------------
Signature

Jeffrey Horing
--------------------------------------------------------------------------------
Name/Title

JERRY MURDOCK

February   23 , 2004
--------------------------------------------------------------------------------
Date

*
--------------------------------------------------------------------------------
Signature

Jerry Murdock
--------------------------------------------------------------------------------
Name/Title

*BY:   /s/ Deven Parekh
       ---------------------------------------
       Deven Parekh

       * ATTORNEY-IN-FACT